U.S. SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON D.C.  20549

                           FORM 12b-25
                   NOTIFICATION OF LATE FILING

                                                        SEC FILE NUMBER
                                                           001-01761

                                                         CUSIP NUMBER


(CHECK ONE): [X] FORM 10-K   [ ] FORM 20-F [ ]   FORM 11-K
             [ ] FORM 10-Q   [ ] FORM N-SAR
For Period Ended:___December 31, 2002____


[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ____________________


     Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

================================================================================
Part I - Registrant Information
================================================================================

 Full Name of Registrant
 Former Name if Applicable

Chief Consolidated Mining Company
--------------------------------------------------------------------------------

 Address of Principal Executive Office (street and number)

15988 Silver Pass Road, P.O. Box 51, Eureka, Utah 84628
--------------------------------------------------------------------------------

 City, State and Zip Code

Eureka, Utah  84628
--------------------------------------------------------------------------------

================================================================================
Part II - Rules 12b-25 (b) and (c)
================================================================================

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate) /X/

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed
[X] due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

================================================================
Part III - Narrative
================================================================

     State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

      The registrant's Form 10-K cannot be filed until the audit is completed.

================================================================
PART IV - OTHER INFORMATION
================================================================

     (1) Name and telephone number of person to contact in regard to this notification

Richard Schreiber       215-546-8585
--------------------------------------------------
   (Name)            (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorted period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).                                               [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

                    --------------------------

     Chief Consolidated Mining Company has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date March 28, 2003                By: /s/ RICHARD SCHREIBER
                                      ------------------------
                                        Richard Schreiber
                                        President